Exhibit 10.1

AMENDED AND RESTATED CONTRACT MANUFACTURING AGREEMENT

BETWEEN

THE DOW CHEMICAL COMPANY

AND

GENZYME CORPORATION

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED CONTRACT MANUFACTURING AGREEMENT

This Amended and Restated Contract Manufacturing Agreement is between The Dow Chemical Company, a Delaware corporation (“DOW”), and Genzyme Corporation, a Massachusetts corporation (“GENZYME”).  In consideration of the mutual covenants set forth in this Agreement, DOW and GENZYME agree as follows:

ARTICLE 1 — DEFINITIONS

“Affiliate” as used in this Agreement with respect to one party, means any company controlling, controlled by or under common control with such party.  For the purpose of this definition, a company shall be deemed to control another company when it owns, directly or indirectly, more than 50% of the voting stock of (or similar interest in) the latter.

“Agreement” means this Amended and Restated Contract Manufacturing Agreement, as may be amended from time to time according to Article 33, and any Schedules to this Agreement.  The terms and conditions of this Agreement shall control over any terms and conditions included in documents used by GENZYME, or its Affiliates to order Product, or by DOW in accepting or confirming orders.  Any term or condition on a purchase order, acceptance or any other document which is not in accordance with this Agreement is invalid.

“Applied Background IP” is as defined in Section 14.5.

“Arising Other IP” has the meaning set forth in Section 14.6.

“Arising Subject IP” has the meaning set forth in Section 14.6.

“Calendar Year” means a twelve (12) month period commencing January 1.

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 6901 et seq.

“Claim(s)” means any legal or equitable causes of action (including but not limited to negligence; strict liability; other tort; express or implied warranty, indemnity or contract; contribution; or subrogation) related to or arising out of the performance or nonperformance of this Agreement.

“Confidential Information” means any non-public information which relates to another Party’s or its Affiliates’ business affairs, financial data, pricing, customer lists, projects, economic information, systems, plans, procedures, operations, techniques, technology, patent applications, trade secrets, know-how, inventions, technical data or specifications, testing methods, research and development activities, clinical studies (including, without limitation, information related to the participants of such studies), marketing strategies, the substance and terms of this Agreement or other confidential or proprietary information.

 “Discloser” means a Party who discloses Confidential Information.

“DOW Background IP” means [       ]*.

“DOW Facility” means DOW’s multi-purpose manufacturing facility located in Midland, Michigan.

“DOW Know-How” means [       ]*.

“Effective Date” means [       ]*.

“EMEA” means the European Medicines Evaluation Agency.

“FDA” means the United States Food and Drug Administration.

“FFDCA” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq.

“Field” has the meaning set forth in Section 14.6.

“Firm Period” has the meaning set forth in Section 6.6.

“Force Majeure Event” means any event beyond the reasonable control of the party affected which significantly interferes with the production, supply, transportation, consumption or Waste disposal practice of the party at the time respecting the Product covered by this Agreement, or the inability to obtain on terms reasonably deemed by DOW to be practicable any supplies, parts or raw material (including energy or other utilities) used in connection therewith, such as any accident, mechanical breakdown of facilities, fire, flood, strike, labor trouble, riot, revolt, war, drought, inability to meet governmental environmental waste disposal standards, action of governmental authority and laws, rules, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology, or environmental matters), acts of God, or other similar types of contingencies.

“GENZYME Know-How” means [       ]*.

“GMPs” means current Good Manufacturing Practices as defined in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Q7A “Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients”, August 2001, and the FFDCA and related regulations, as amended from time to time.

“IND(s)” means an Investigational New Drug as defined in FFDCA and related regulations or the equivalent document filed in foreign countries.

“Initial Term” has the meaning set forth in Section 3.1.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

“Kg” means kilograms.

“Material Adverse Change” means [       ]*.

“Month(s)” means a calendar month commencing on the first day of a month.

“MT” means metric tons.

“NDA(s)” means a New Drug Application as defined in FFDCA and related regulations or the equivalent document filed in foreign countries.

“Outside the Field” has the meaning set forth in section 14.6

“Operating Guidelines” means a description of the process for the manufacture of the Product as contained in the IND or NDA maintained by GENZYME.

[       ]*.

“Plant Capacity” is as set forth in Section 6.3.

“Price” means the charge for the contract manufacturing of the Product in United States dollars as calculated in Article 6.

“Product” means [       ]*.

“Proprietary Information” means confidential information disclosed or developed pursuant to the terms of this Agreement.

“Quality Agreement” has the meaning set forth in Section 4.1.

“Quarter” means three consecutive Months commencing January 1, April 1, July 1, or October 1.

“Quarterly Plant Capacity” is as set forth in Section 6.4.

“RCRA” means the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

“Recipient” means a Party who receives Confidential Information.

[       ]*

[       ]*

“Specification(s)” means the agreed-to specifications for the Product as fully described in Schedule 2.  The Specifications may be amended from time to time upon the mutual written agreement of DOW and GENZYME.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

[       ]*

“Waste(s)” means “hazardous substance which is disposed or released” as defined in CERCLA, and “waste” as defined in RCRA and includes waste of any kind including, without limitation, both routine process waste and by-products which are disposed.

“Work Day” means each day of the week excluding Saturday, Sunday and any public holiday.

[       ]*

ARTICLE 2 — PURPOSE

2.1 DOW agrees to manufacture and sell Product to GENZYME, or its Affiliates, as directed by GENZYME, and GENZYME agrees that it, or its Affiliates will purchase and receive Product from DOW, pursuant to the terms and conditions stated in this Agreement.  DOW’s manufacturing responsibilities are:

(a)                                  [       ]*;

(b)                                 [       ]*;

(c)                                  [       ]*;

(d)                                 unloading, handling and storing raw materials and packaging materials at the DOW Facility;

(e)           manufacturing Product in quantities sufficient to supply GENZYME’s purchase orders subject to the provisions of Article 6;

(f)                                    collecting and retaining for [       ]*plus current year lot samples of the Product;

(g)           packaging Product;

(h)           handling and storing bulk and packaged Product;

(i)            preparing Product for shipment;

(j)            making the Product available to a common carrier;

(k)                                  keeping records and reporting to GENZYME and applicable governmental agencies;

(l)                                     handling, storing, treating, and disposing of Wastes generated by DOW in DOW’s performance of this Agreement; and

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

(m)                               compliance with all applicable laws and regulations regarding the manufacture of the Product, including, but limited to, current GMPs.

2.2           DOW will accept delivery of and title to [       ]*.

2.3           During manufacture of Product, DOW and GENZYME will have periodic meetings to discuss issues related to manufacturing of Product.

ARTICLE 3 — TERM, TERMINATION OF PRIOR MANUFACTURING AGREEMENT

3.1            This Agreement shall be in effect from the Effective Date until [       ]*.

3.2           [       ]*

ARTICLE 4 — QUALITY

4.1 The manufacturing process for the Product shall conform to the process set forth in the Quality Agreement between DOW and GENZYME or its designated Affiliate related to manufacture of Product.  DOW will follow standard DOW change control procedures [       ]*.

ARTICLE 5 — [       ]*

5.1           Upon the signing of this Agreement, DOW will [       ]*.

5.2           DOW shall [       ]*.

5.3           Notwithstanding any provisions to the contrary in the [       ]*.

5.4           The parties agree that during the term of this Agreement, DOW shall not use any of [       ]*.

5.5           Upon completion of the [       ]*set forth in Section 5.1, DOW will complete at [       ]*.

5.6           Upon completion of the [       ]*, DOW will [       ]*.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

5.7           GENZYME will pay for [       ]*.

5.8           It is anticipated that after [       ]*.

ARTICLE 6 — COMMERCIAL SUPPLY AND PRICING

6.1           The rights and obligations of the parties pertaining to commercial supply and pricing of [       ]* shall commence upon the Effective Date of this Agreement, provided that DOW’s obligations relating to the physical supply of [       ]* shall be delayed until the successful completion of the [       ]*.  To the extent that DOW is unable to meet its obligations with respect to [       ]*, DOW shall not be excused from any of its obligations under Article 2 and this Article 6 with regard to [       ]*.  The parties shall meet and agree upon a reasonable course of action designed to expedite as much as possible a supply of [       ]* to GENZYME (the “Alternate Supply”) and DOW shall utilize the best technical resources then available within the Dowpharma organization to effectuate such an Alternate Supply.  GENZYME shall also use commercially reasonable efforts to effectuate such an Alternate Supply.  If DOW is not able to successfully complete the [       ]*, or to successfully manufacture [       ]*, Genzyme shall have the right to terminate this Agreement at any time, provided that upon termination pursuant to this paragraph 6.1, [       ]*.  Nothing contained in this paragraph 6.1 shall limit GENZYME’s rights under this Agreement in the event of DOW’s default of its obligations under Article 2, Article 5 or this Article 6.

6.2           During the Initial Term of the Agreement, GENZYME shall be obligated to purchase from DOW a minimum of [       ]* of Product [       ]* in accordance with the order processes and restrictions set forth in this Article 6. In addition, GENZYME agrees to purchase all [       ]* produced by DOW in 2006, up to [       ]*. If DOW produces more than [       ]* in 2006, GENZYME and DOW will [       ]*. In 2007, GENZYME agrees to purchase all [       ]* that Dow manufactures in the [       ]* up to a maximum of [       ]*. For [       ]*, GENZYME purchases will be subject to the minimum quarterly volume of [       ]* per quarter and forecast provisions in the agreement. GENZYME and DOW agree that the [       ]* produced in 2006 shall not be included in the [       ]* of Product to be purchased over the term of the Agreement.

6.3           Consistent with order procedures and limitations set forth in this Article 6, DOW shall be obligated to supply [       ]*.  For the purpose only of determining DOW’s maximum obligation to supply under this Section 6.3, if [       ]*.

Plant Capacity is [       ]* per year of [       ]*.  For Calendar Years 2007 and beyond, the Plant Capacity for [       ]* will be calculated once for each Calendar Year to be [       ]*. This value will then define the Plant Capacity for the following Calendar Year.

6.4           GENZYME shall purchase a minimum amount of [       ]* of Product in each calendar quarter.  The maximum [       ]* would [       ]*.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

6.5           [       ]*  Thus, the following ordering restrictions apply:

a.) a minimum of [       ]* must be given to any Product manufactured in a given [       ]* period.

b.) [       ]*.

c) [       ]*.

6.6           (a)           At least [       ]* prior to the beginning of each Quarter, GENZYME shall provide a written forecast to DOW stating the amount and identity of Product GENZYME and its affiliates reasonably anticipate purchasing from DOW for each of the next [       ]*. GENZYME may seek to increase the amount of Product ordered in the [       ]* until it issues a Purchase Order for that Month pursuant to Section 6.6(b) hereof.  DOW will make reasonable business efforts to accommodate the production of such increases in Product ordered by GENZYME.  However, for the avoidance of doubt, DOW’s sole obligation with respect to Purchase Orders shall in no case be greater than the [       ]*.  Notwithstanding the above, the parties agree that the forecast for the [       ]* of the Agreement shall be [       ]*.

(b) Purchase Orders for Product shall be placed by GENZYME and/or its Affiliates on or before [       ]* of the date on which GENZYME expects to receive shipment of the Product (Purchase Order).  If GENZYME does not issue Purchase Order which meets minimum purchase obligations, DOW may manufacture, deliver and invoice Product and GENZYME will accept and pay for Product based on firm forecast.

(c) Each Purchase Order shall include (i) the quantity of Product to be purchased; (ii) the requested delivery date(s) therefore; (iii) any relevant shipping instructions; (iv) packaging instructions (including package sizes) and (v) any other information dictated by the circumstances of the order.  DOW shall accept Purchase Orders issued to it by GENZYME that are within the amounts allowed by the restrictions set forth in Section 6.3 and Section 6.4 above within [       ]* after receipt of such purchase order, which acceptance shall be conclusively presumed by GENZYME in the absence of receipt of written notice from DOW to the contrary.  DOW shall ship product to GENZYME in accordance with the terms of each accepted Purchase Order.

(d) Based on current protocols, [       ]*. If protocols must be modified, DOW and GENZYME will meet to determine the revised downtime, if any.

6.7           Prices for [       ]* in a calendar year where [       ]* are as follows:

       [       ]*                                                                   Purchase Price ($kg)
Volume Purchased

       [       ]*                                                                             [       ]*

[       ]*.

6.8           For [       ]*produced in 2006, the pricing for Product shall be [       ]*. For 2007, the initial invoice pricing for [       ]* at the beginning of 2007 will be based on [       ]*,

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

and the [       ]* price schedules below. The final invoice price for 2007 will be based on the actual volume produced in 2007, as defined in the [       ]* price schedules below. During December 2007, both parties will [       ]*.  For 2008 and beyond, the prices for [       ]* purchased in a calendar year [       ]*:

For [       ]*

                  [       ]*                                                                  Purchase Price ($kg)
        Volume Purchased

[       ]*                                                                                    [       ]*

For [       ]*

                  [       ]*                                                                  Purchase Price ($kg)
        Volume Purchased

[       ]*                                                                                    [       ]*

For [       ]*

      [       ]*                                                                              Purchase Price ($kg)
        Volume Purchased

                 [       ]*                                                                                   [       ]*

 [       ]*

6.9           In the case where GENZYME requires [       ]*, the following pricing rules apply:

a) GENZYME may, subject to the provisions of Sections 6.5 and 6.6, determine in its sole discretion the frequency and dates of [       ]*.  Genzyme shall discuss its requirements for [       ]* and shall consider and accommodate as appropriate any reasonable requests made by DOW relating to [       ]*.

b) [       ]*.

c) The process to determine the pricing for [       ]* in the [       ]* is as follows:

i) [       ]*.

ii) [       ]*

iii) [       ]*

6.10         [       ]*

6.11         For 2007, the Product pricing in Sections 6.7 and 6.8 [       ]*.

6.12         For 2008 and beyond, the Product pricing in Sections 6.7 through 6.9 shall be [       ]*.

6.13         The Product pricing in Sections 6.7 and 6.8 assumes a [       ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 7 — DELIVERY, TITLE, TRANSPORTATION

7.1           Title to, and risk of loss for, Product shall transfer to GENZYME upon delivery by DOW to a common carrier acceptable to DOW and GENZYME.

7.2           Product shall be shipped in mutually acceptable types and sizes of packaging or other shipping containers.  The method of shipment shall be by a mutually agreed common carrier.  GENZYME will pay all freight, which shall be invoiced separately to GENZYME.  Emergency response for any emergencies or other incidents occurring during transit shall be the responsibility of GENZYME.  GENZYME may, at its election, purchase cargo insurance to cover product shipments and shall be responsible for payment of all premiums in respect of any insurance so purchased.

ARTICLE 8 — INVOICES AND PAYMENT

8.1           DOW shall invoice GENZYME for Product as such Product is shipped.

8.2           Payment terms are net thirty (30) days from date of invoice. In the event that payment for an outstanding invoice is made within ten (10) days of invoice date, then the amount of such invoice shall be reduced by [       ]*.  Invoices past due [       ]*.

ARTICLE 9 — WARRANTIES OF GENZYME

GENZYME warrants that, with regard to the Product, it shall comply with all applicable laws, including but not limited to the FFDCA and rules and regulations promulgated by the FDA.

ARTICLE 10 — LIMITED WARRANTY

SUBJECT TO THE LIMITATIONS OF ARTICLES 11, 12 and 13, DOW warrants that, at the time of delivery, the Product supplied by DOW shall (a) meet the Specification for the Product and any packaging specifications agreed to by the Parties; (b) be conveyed with good title, free from any lawful security interest, lien or encumbrance; (c) be manufactured and packaged in accordance with current GMPs and all other applicable legal and regulatory requirements; and (d) not be adulterated or misbranded within the meaning of the FFDCA; provided, however, DOW shall not be liable for misbranding which is due to any labeling, instructions or package insert text provided to DOW by GENZYME.

ARTICLE 11 — DISCLAIMER OF WARRANTIES

THE LIMITED WARRANTIES CONTAINED IN ARTICLE 10 AND SECTION 14.3 OF THIS AGREEMENT ARE DOW’S SOLE WARRANTIES WITH RESPECT TO THE PRODUCT AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW OR STATUTE.

ARTICLE 12 — INSPECTION AND NOTICE OF CLAIMS

12.1                (a) Promptly upon receipt of each batch of Product by GENZYME, GENZYME shall inspect the Product for any damage, defect or shortage (including testing to confirm that Product conforms to Specifications).  GENZYME shall have the right to reject Product for damage defect or shortfall, including for failure to conform to Specifications, pursuant to this Section 12.  GENZYME shall notify Dow of any damage, defect, or shortfall within [       ]* days of receipt of such shipment, if such damage, defect or shortfall can be ascertained by the exercise of reasonable diligence upon examination by GENZYME on receipt of such shipment. If such damage, defect or shortfall cannot be ascertained by the exercise of reasonable diligence upon examination by GENZYME on receipt of such shipment, GENZYME shall notify Dow within [       ]* days after discovery of the damage, defect, or shortfall.

(b) Promptly upon receipt of each batch of Product by GENZYME’s designated recipient (“Recipient”), Recipient is obligated to inspect the Product for any damage, defect or shortage (including testing to confirm that Product conforms to Specifications).  GENZYME shall notify DOW of any damage, defect, or shortfall within [       ]* days of receipt of such shipment by Recipient, if such damage, defect or shortfall can be ascertained by the exercise of reasonable diligence upon examination by Recipient on receipt of such shipment.  GENZYME shall notify DOW within the shorter of [       ]* days after discovery of the same by Recipient, or within [       ]* days of GENZYME having knowledge of the same, if such damage, defect or shortfall (including a failure to conform to the Specifications) could not be ascertained by the exercise of reasonable diligence upon physical examination by Recipient on receipt of such shipment.

(c) If and to the extent that GENZYME has failed to notify Dow of any damage, defect or shortage in accordance with Section 12.1(a) or 12.1(b), the relevant shipment of the Product will be deemed to have been accepted by GENZYME in satisfactory condition, in respect of all damage, shortage or defects which could reasonably have been discovered upon examination.

(d) If any Product does not conform to the Specifications and such nonconformity could not have been ascertained by the exercise of reasonable diligence upon examination by GENZYME (or its designated recipient for the shipment) on receipt of such Product and provided GENZYME met its notice obligations with regard to the same under 12.1 (a) or (b) as may be applicable, GENZYME shall not be deemed to have accepted such Product and may reject such Product, unless a time-period equal to [       ]* has  elapsed since the receipt of the Product by GENZYME (or its designated recipient for the shipment).

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

12.2         Genzyme shall return any properly Rejected Product to DOW promptly upon request by DOW and DOW shall be obligated to pay all transportation costs for properly Rejected Product.  Dow may undertake appropriate testing of a sample of Rejected Product and will notify GENZYME whether it has confirmed such non-conformity within [       ]* days after receipt of such sample or notice (whichever is later).  If Dow notifies GENZYME that it has not confirmed such non-conformity, GENZYME will submit the disputed shipment for testing to a mutually agreed upon independent testing laboratory of recognized standing in the industry.  The findings of this laboratory will be binding on the Parties.  The expenses of such laboratory testing will be borne by DOW if the testing confirms the non-conformity or by GENZYME if the testing does not confirm the non-conformity.  Genzyme shall not be obligated to pay for any properly Rejected Product.  On Genzyme’s request, DOW shall be obligated to replace properly Rejected Product as quickly as possible but in any event within [       ]* days of the request, at no additional cost to Genzyme, [       ]*.  DOW shall be responsible for the following reasonable costs associated with properly Rejected Product and its replacement:  transportation for return of Product, storage costs, testing costs all to the extent set forth above in this section 12.2, disposal costs if any, and [       ]* to the extent due to Rejected Product, except that DOW shall not be responsible for costs that were reasonably foreseeable to and avoidable by GENZYME..  Dow’s liability for such costs shall in no event exceed the lesser of the cap stated in 13.1 or [       ]* of the value of the Rejected Product.  Nothing contained in this section 12.2 shall affect GENZYME’s rights at law or under this Agreement with respect to Product defects that are not readily discoverable within the [       ]* day rejection period.

12.3  The remedies of this Article 12 shall be the exclusive remedies for Product defects that can be ascertained by exercise of reasonable diligence upon examination on receipt of such shipments.

ARTICLE 13 — LIMITATION OF REMEDIES AND LIABILITY

13.1         EXCEPT AS TO SECTION 15.1(a), DOW’S TOTAL LIABILITY TO GENZYME FOR CLAIMS FOR PRODUCT DELIVERED UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED [       ]*.

13.2         NEITHER DOW NOR GENZYME SHALL BE UNDER ANY LIABILITY TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.

13.3         The provisions of this Article 13 shall not apply to any claims for indemnity under Article 15, or to claims for breach of Article 14 (Intellectual Property) or Article 24 (Confidentiality).

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 14 — INTELLECTUAL PROPERTY

14.1         GENZYME has provided DOW with technology including GENZYME Know-How concerning the manufacture and packaging of the Product.  GENZYME grants to DOW a non-exclusive, non-transferable, royalty-free license to use GENZYME Know-How in order to manufacture Product for GENZYME and its Affiliates.

14.2         GENZYME warrants that GENZYME has the right to have Product made by DOW, and to have DOW use the technology provided to DOW by GENZYME or its predecessors, including GENZYME Know-How, used to produce Product.  GENZYME assumes all responsibility for use of any design, trademark, trade name, copyright or part thereof, appearing on the Product at GENZYME’s request

14.3         DOW warrants that it has the right to use DOW Know-How to produce Product.

14.4         DOW and GENZYME recognize that it may be necessary to exchange detailed information in order to optimize the administration of this Agreement and the manufacture and sale of Product by DOW to GENZYME, consistent with the respective rights and obligations of DOW and GENZYME under this Agreement.  In that regard, GENZYME will provide Operating Guidelines and GENZYME Know-How to DOW and DOW will provide quality control information and data and analytical procedures and data to GENZYME.  GENZYME will provide consultation to DOW in regard to such process information at no charge to DOW.

14.5         DOW or DOW’s designated Affiliate shall retain all right, title and interest in, DOW Background IP, including DOW Know-How, and in any software, hardware, firmware and other information management and control systems, including, without limitation, business, research and manufacturing control and information management systems (such as computers, computer programs and other computer related technology), and information, plans, technical data, ideas, discoveries, works of authorship, patentable and unpatentable inventions, know-how, process improvements, procedures, specifications, engineering drawings, equipment, packaging etc. that specifically relate to software, hardware, firmware and other information management and control systems, resulting from DOW’s efforts under this Agreement.  For DOW Background IP that is being used by DOW as of the Effective Date in manufacture of [       ]* (“Applied Background IP”), DOW hereby grants a paid-up, royalty-free, non-exclusive license to GENZYME to use such Applied Background IP to make or have made Product during the term of this Agreement.  Upon expiration or termination of this Agreement, DOW will cause its Affiliate, Dow Global Technologies Inc., to negotiate in good faith with GENZYME a royalty bearing license to use such Applied DOW Background IP to make or have made Product.   DOW shall identify its Applied Background IP in Schedule 3 hereto.

14.6         [       ]*.

14.7         [       ]*.

14.8      If, following termination of the Agreement for any reason, GENZYME requires [       ]*.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 15 — INDEMNITY

15.1         (a)           DOW shall indemnify, defend and hold GENZYME harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorneys’ fees) incurred by, or rendered against, GENZYME arising out of any damage to the environment or damage to natural resources at the DOW Facility or a facility/location chosen by DOW for its disposal of Wastes generated by DOW in connection with DOW’s performance of this Agreement provided, however, GENZYME shall give DOW notice in writing as soon as practicable of any such claim or lawsuit and shall permit DOW to undertake the defense thereof at DOW’s expense.  For purposes of this Section 15.1(a), “liabilities, claims, demands, damages, costs, expenses or money judgments” shall include assertions involving federal, state and local laws, regulations and ordinances, including, but not limited to, CERCLA and RCRA, or comparable and applicable state statutes.  DOW has no obligation to indemnify GENZYME (including under common law) except as specifically set forth in this Section 15.1.

(b)           DOW shall indemnify, defend and hold GENZYME and its directors, officers, employees, agents and Affiliates (the GENZYME Indemnitees), harmless from and against any and all third party (other than an Affiliate, employee, officer, director or agent of GENZYME) claims made against a GENZYME Indemnitee for liabilities, claims, demands, damages, costs, expenses or money judgments (including reasonable attorneys’ fees) to the extent they arise out of: (i) breach by DOW of any representation or warranty contained in this Agreement other than those claims related to such breach that could have been ascertained by exercise of reasonable diligence by GENZYME (or its designated recipient of Product) prior to use, sale or distribution of Product or end products made from Product; (ii) out of the negligence of DOW in connection with performance of this Agreement other than: (1) those claims related to defects that could have been ascertained by exercise of reasonable diligence by GENZYME (or its designated recipient of Product) prior to use, sale or distribution of Product or end products made from Product;  and (2) those claims for which Genzyme is obligated to indemnify Dow under 15.4 (d) or (f); (iii) the gross negligence or willful misconduct of DOW in connection with the performance of this Agreement; or (iv) patent or copyright infringement to the extent it is based on the use by Dow in the manufacture or sale of Product of technology which Dow elected to use in such manufacture and which was not provided to Dow by Genzyme, including DOW Know-How, DOW Background IP or Applied Background IP.  GENZYME shall give DOW notice in writing as soon as practicable of any such claim or lawsuit and shall permit DOW to undertake the defense thereof at DOW’s expense.

15.2         GENZYME shall cooperate in any defense DOW undertakes pursuant to Section 15.1 by providing access to witnesses and evidence available to GENZYME.  GENZYME shall have the right to participate in any defense to the extent that, in its judgment, GENZYME may be prejudiced thereby.

15.3         In any claim or suit in which GENZYME seeks indemnification by DOW, GENZYME shall not settle, offer to settle or admit liability or damages in any such claim or suit without the consent of DOW.

15.4         GENZYME shall indemnify, defend and hold DOW and its directors, officers, employees, agents and Affiliates (the Dow Indemnitees),  harmless from and against any and all third party (other than an Affiliate, employee, officer, director or agent of DOW) claims made against a DOW Indemnitee for liabilities, claims, demands, damages, costs, expenses or money judgments (including reasonable attorneys’ fees) to the extent they arise out of the following: (a) the design of the Product as set forth in the Specifications; (b) the use of raw materials or manufacturing processes specified by GENZYME in the manufacture of the Product except to the extent caused by the negligence or willful misconduct of DOW, or attributable to DOW Know-How, DOW Background IP or Applied Background IP; (c) after delivery of the Product by DOW to GENZYME (or GENZYME’s designee), the handling, storage, testing, transportation, promotion, distribution, sale, use, treatment or disposal of the Product (including other goods which incorporate Product as a component) except (i) to the extent caused by the gross negligence or willful misconduct of DOW, or (ii) to the extent caused by negligence of Dow or a breach by DOW of its warrantees contained in this Agreement except to the extent the harm caused by such negligence or the breach could have been ascertained by exercise of reasonable diligence by GENZYME (or its designated recipient of Product) prior to use, sale or distribution of Product or end products made from Product; or (d) injury to GENZYME employees or agents during GENZYME visits to the DOW Facility except to the extent caused by the gross negligence or willful misconduct of DOW;  or  (e) alleged design, trademark, trade name or copyright infringement resulting from the use of any design, trademark, trade name, copyright or part thereof, appearing on the Product at GENZYME’s request; or (f) patent or copyright infringement to the extent it is based on the use by DOW in the manufacture or sale of Product made for GENZYME of technology  provided by GENZYME to DOW, including the GENZYME Know-How or (g) the negligence or willful misconduct of Genzyme in connection with its performance of  this Agreement except that this indemnity shall not extent to any action or inaction by GENZYME or Recipient pursuant to Section 12 hereof.  DOW shall give GENZYME notice in writing as soon as practicable of any such claim or lawsuit and shall permit GENZYME to undertake the defense thereof at GENZYME’s expense.

15.5         DOW shall cooperate in such defense undertaken by GENZYME pursuant to Section 15.4 by providing access to witnesses and evidence available to DOW.  DOW shall have the right to participate in any defense to the extent that, in its judgment, DOW may be prejudiced thereby.

15.6         In any claim or suit in which DOW seeks indemnification by GENZYME, DOW shall not settle, offer to settle or admit liability or damages in any such claim or suit without the consent of GENZYME.

15.7         The provisions of this Article 15 shall survive any termination of this Agreement.

ARTICLE 16 — INSURANCE

16.1         Minimum Insurance Coverage Limits:  Without limiting the scope of their respective aforementioned defense, hold harmless and indemnity duties, GENZYME and DOW shall maintain at their sole cost and expense at least the following insurance coverage:

(a)                                  Commercial General Liability (“CGL”)/Limits: a bodily injury, death, and property damage combined single limit of at least [       ]* per occurrence [       ]* annual aggregate. This coverage must include contractual liability coverage.

(b)                                 Products-Completed Operations/Limits: Global Coverage for bodily injury, death, and property  damage combined single limit of at least [       ]* per occurrence[       ]* annual aggregate (This coverage and associated limits requirement may be contained within the CGL form or part of a separate Products Liability/Completed Operations policy.  Such primary product liability insurance may be included in a combination of domestic and international policies, and may include corresponding excess liability policies.)

(c)           Workers Compensation and Employers Liability Limits.

Workers Compensation:                                                     As defined by statute.

Employers Liability:

[       ]*

(For the monopolistic states:  North Dakota, Ohio, Wyoming, West Virginia and Washington, Stop-Gap liability is an acceptable alternative to Employers Liability at the limits indicated above.)

(d)                                 Excess Liability/Limit: [       ]* per occurrence/[       ]* annual aggregate and sits excess to the, General Liability and Employer’s Liability policies.

(e)                                  Personal Property of Others “Bailment”/Limits: [       ]*.

(f)                                    The insurance required herein will contain no more than an ordinary deductible consistent with industry practice.

SECTION 16.2     Additional Insured Requirements.  Each party will cause the other party (including the other party’s officers, directors, agents, successors, and assigns) to be named as an additional insured on all of the aforementioned general liability, products liability or umbrella/excess liability policies, by specific endorsement, unless the party’s insurer so designates the other party in writing under a “blanket” coverage provision.  Each such policy shall provide the additional insured party with primary coverage applicable as to any occurrence, accident or condition caused in whole or in part by the work of the other party (to include any of its employees, officers, or agents) whether ongoing or as completed operations.

SECTION 16.3     Certificates of Insurance.  Before commencing the work, each

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

party shall furnish the other with a true copy of a certificate of coverage issued by the responsible insurance carrier referencing this Agreement, designating the other party (as defined in this Agreement) as an “additional insured” and specifying the forms or endorsements conferring such status as deemed acceptable herein.  Each party shall reimburse the other party in full for all monetary loss associated with any inaccuracy of said certificates or its failure to procure coverage in accordance with the requirements herein. The certificate(s) will include the following statement: “The insurance certified hereunder is applicable to the Agreement between The DOW Chemical Company and GENZYME Corporation.” The insurance, and the certificate(s), shall provide that “The underwriters and insurance companies of both DOW and GENZYME may not have any right of subrogation against the other party, including such other party’s affiliates, and the officers, directors and employees of each.”

SECTION 16.4     Cancellation of Insurance.  Before either party, or its insurer,  cancels or replaces any insurance required under this Agreement, not due to failure to pay premium, that party, or insurer, shall provide the other party with at least thirty (30) days written notice, but only if such replacement coverage diminishes the scope of the existing coverage sought to be changed or cancelled.  If either party receives actual or constructive notice that insurance required under this Agreement is to be terminated by an insurer due to failure to pay premium, then that party shall give the other party notice of such termination as soon as is commercially reasonable after receiving such notice, but in no case, more than two (2) business days after receiving such notice.

SECTION 16.5     Occurrence v. Claims-Made.  Provided such coverage is commercially available, coverage required under this Agreement will be provided on an occurrence basis.  When only claims-made coverage is commercially available, such coverage will, for a period of not less than three years following expiration, or earlier termination of this Agreement, either continue to be maintained or provided through an extended reporting endorsement (tail coverage), provided such coverage is commercially available.

SECTION 16.6     Carrier Rating.  All insurance obligations under this Agreement shall be placed with an insurer that (a) has an A.M. Best rating of A- (X) or better or (b) is a qualified self-insurance program that is approved by the other party to this Agreement.

SECTION 16.7    Failure to follow any terms and conditions of this Article 16 will be considered a material breach under this Agreement.

ARTICLE 17 — DOW FACILITY

17.1         In DOW’s performance of its obligations under this Agreement, DOW retains the obligations to fully comply with all applicable federal, state and local laws and regulations which are in effect at the time, including FFDCA, and all applicable regulations promulgated by the FDA thereunder.  DOW retains the sole right and authority to make all decisions with respect to the construction, maintenance and operation of DOW’s Facility.  Without limiting DOW’s obligations, GENZYME acknowledges that it may have certain independent obligations in order for GENZYME to be in compliance with laws, rules and regulations applicable to GENZYME.

17.2         The DOW Facility is registered with the FDA pursuant to §510 of FFDCA.  DOW agrees to maintain a valid FDA Establishment Number for the DOW Facility.  DOW shall keep and maintain records as required by all applicable federal, state and local laws and regulations including, but not limited to FFDCA.  DOW shall prepare and submit all reports that DOW is required by applicable federal, state and local laws and regulations to submit.  DOW shall provide GENZYME with a copy of any such reports that pertain to the production of Products.  DOW shall promptly notify GENZYME of any reportable incidents involving the raw materials, packaging materials or Product involving DOW’s performance under this Agreement or of any actions or inspections by the FDA relating to the manufacture of the Product.  DOW retains exclusive ownership and responsibility of all DOW Facility materials, reports and records.

ARTICLE 18 — PRODUCT STEWARDSHIP

18.1         GENZYME acknowledges that it has requested DOW to contract manufacture Product for GENZYME pursuant to instructions and specifications provided to DOW by GENZYME.  GENZYME represents that it has used its own independent skill and expertise in connection with the design, selection and use of the Product (including other goods which incorporate Product as a component) and that it possesses skill and expertise in the handling, storage, transportation, treatment, use and disposal of the Product (including other goods which incorporate Product as a component).  GENZYME shall accept and agree to be bound by appropriate product stewardship guidelines, including but not limited to: (a) responsibility for providing Material Safety Data Sheets, (b) following safe handling, use, selling, storage, transportation, treatment and disposal practices (including special practices as GENZYME’s use of the Product requires) and instruct its employees, contractors (including DOW), agents and customers in these practices (including the information contained in the most current Material Safety Data Sheet), (c) taking appropriate action to avoid spills or other dangers to persons, property or the environment, and (d) understanding and complying (and has complied) with all applicable governmental statutes, rules, regulations and ordinances including, without limitation, those promulgated by the FDA and the Environmental Protection Agency.

18.2         DOW shall report to GENZYME, in writing and as promptly as practicable, any complaints it receives concerning the Product, including any regulatory complaints.  GENZYME shall be responsible for handling such complaints, and DOW shall cooperate to the extent reasonably requested by GENZYME.  GENZYME shall promptly disclose to DOW any information which becomes available to it relating to alleged side effects, toxicity or other adverse effects allegedly caused by the Product (including other goods which incorporate Product as a component).

ARTICLE 19 — FORCE MAJEURE AND HARDSHIP

19.1         The performance of the party impacted by a Force Majeure Event, other than for payment for Product already delivered, under this Agreement is delayed, without liability, for the duration of a Force Majeure Event.

19.2         The party whose performance is affected by a Force Majeure Event shall give prompt notice to the other party stating the details and expected duration of the event.  Once notice is given of a Force Majeure Event, the parties shall keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first.  Each party has full management discretion in dealing with its own labor issues, and in determining how and when to perform obligations (other than payment for work already performed) under this Agreement when the other party is involved in a strike, work stoppage or slowdown condition.

19.3         DOW may, during any period of shortage of raw materials (including energy or other utilities), waste handling capability, labor, or Product due to force majeure as defined in this Agreement, in DOW’s discretion allocate its supply of such raw materials (including energy or other utilities), waste handling capability, labor and Product among the various uses therefore in any manner.  DOW shall have no obligation to obtain Product, or raw materials (including energy or other utilities) from a third party in order to supply DOW’s excused contractual shortfall.  The Product, or raw materials (including energy or other utilities) obtained by DOW from a third party solely for DOW’s internal use are not subject to allocation.

19.4         In the event of a Material Adverse Change that is reasonably documented by GENZYME, promptly upon GENZYME’s request, GENZYME and DOW [       ]*.

ARTICLE 20 — EARLY TERMINATION

20.1         Either party is entitled (without prejudice to its other rights and remedies under this Agreement) to terminate this Agreement upon (a) written notice at any time if the other party breaches a material obligation under this Agreement and such breach has not be remedied within thirty (30) days after the non-breaching party provides written notice of such breach to the breaching party or (b) written notice by the party not affected by a Force Majeure Event to the party affected by the Force Majeure Event if a Force Majeure Event lasts for more than sixty (60) days.  Further, either party shall be deemed to have breached this Agreement in the event such party (a) voluntarily or involuntarily enters a bankruptcy or similar proceeding; (b) passes a resolution for winding up its business or a Court makes an order to that effect (otherwise than for the purpose of amalgamation or reconstruction); or (c) a receiver is appointed in respect of substantially all of its assets.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

20.2         If GENZYME has paid the invoice set forth in Section 5.2 prior to a termination of this Agreement, and some of the amount of the cost of the invoice has not yet been incurred by DOW, DOW shall refund to GENZYME an amount equal to the portion of the payment reasonably remaining unused on the date of the notification of termination.

ARTICLE 21 — ASSIGNMENT

This Agreement is not assignable or transferable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the preceding either Party may assign all or part of its rights or obligations to its Affiliates without consent of the other Party.  In addition, a Party may assign this Agreement to successor to substantially all of the assets of the business to which this agreement pertains provided that the assigning Party gives prior notice to the other Party of its intent to assign.  The other Party may object to the assignment by presenting a reasonable basis for concern about the assignment.  In the event such concern (including a reasonable basis) is not presented within thirty (30) days from receipt of the notice of assignment, the assigning Party may complete the assignment.  If a reasonable concern is asserted by the non-assigning party, the assigning Party will use commercially reasonable efforts (not including a payment to the other Party) to co-operate with the other Party to alleviate their concerns.  If such concerns are not alleviated, the non-assigning Party must elect within a reasonable time after it becomes clear that the concerns cannot be alleviated one of the following options:  (1) terminate the agreement upon thirty days written notice or (2) allow assignment of the Agreement, reserving the right to terminate within the next twelve month period.  If neither option is elected the assigning Party may terminate the Agreement upon six (6) months written notice.

ARTICLE 22 — NOTICE

Any notice to be given under this Agreement shall be in writing and shall be deemed given when received and may be sent by mail, express courier or facsimile to:

If to GENZYME:

GENZYME Corporation
15 Pleasant Street Connector
P.O. Box 9322
Framingham, MA  01701
Attention:  James Shuman
Vice President, Materials
Fax:  (508) 271-3942

With a copy to:

If to DOW:

The Dow Chemical Company
Michigan Operations
574 Building
Midland, MI  48674
Attention:  Business Director, Dowpharma
Fax:  (989)-636-0986

With a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, MI  48674
Attention:  Business Counsel, Dowpharma
Fax:  (989) 638-9997

Either party may change its location or facsimile number to receive notices upon ten (10) days prior written notice.

ARTICLE 23 — PLANT VISITS

Subject to DOW Facility safety and confidentiality limitations, DOW will permit employees and representatives of GENZYME to visit the DOW Facility for the purpose of reviewing the equipment, manufacturing process, testing of the Product, batch and other internal records pertaining to the Product that are provided by DOW, and of conducting compliance audits associated with GMP and other FDA regulations, if applicable.  Employees and other approved representatives of GENZYME who enter onto DOW premises will comply with DOW’s safety, security and confidentiality requirements.  GENZYME will give DOW reasonable notice of any proposed visit to the DOW Facility and identify the individuals who will be in attendance.  DOW is entitled to approve the individuals who will visit and GENZYME may not designate contractors for such visits without DOW’s prior permission.  All visits will be during DOW’s normal business hours on weekdays.  DOW may inspect any documents, vehicles, or containers entering or leaving DOW’s premises.  Each employee and other approved representatives of GENZYME who visit the Facility, or other DOW premises, will fully comply with the respective site’s standard access requirements.

ARTICLE 24 — CONFIDENTIALITY OF INFORMATION

24.1         For the longer of [       ]*, the Recipient of Confidential Information shall not disclose the Confidential Information to any third party, or use the Confidential Information for any purpose other than the permitted activities set forth in this Agreement.

24.2         The obligations of Section 24.1 shall not apply to any Confidential Information that the Recipient can show, by written records:

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

(a)                                  Is publicly known or becomes publicly known through no fault of the Recipient;

(b)                                 Was known to the Recipient without duty of secrecy or non-use prior to receipt from the Discloser;

(c)                                  Was provided to the Recipient by a third party who owes no duty of secrecy to Discloser, provided that Recipient’s use or disclosure of the Confidential Information is permitted by Recipient’s agreement with the third-party discloser; or

(d)                                 Was independently developed by employees of Recipient without access to or use of Confidential Information of Discloser.

24.3         Notwithstanding Section 24.1, Recipient may disclose Confidential Information when required by operation of law, regulation or court order, if Recipient gives the Discloser reasonable advance notice of the impending disclosure and uses reasonable efforts, in conjunction with Discloser, to obtain confidential treatment of the Confidential Information.

24.4         A Recipient may disclose Confidential Information to its Affiliates or receive Confidential Information through its Affiliates as long as:

(e)                                  the Affiliates are under an obligation of secrecy and non-use at least as stringent as the obligation in this Agreement; and

(f)                                    the Recipient warrants that its Affiliates shall not breach any obligation of Recipient under this Article 24.

24.5         A Discloser may disclose Confidential Information through its Affiliate.  A Recipient and its Affiliates shall treat Confidential Information disclosed and/or received through Affiliates as if it had been disclosed directly between the Parties.

ARTICLE 25 — EXPORT CONTROL OF TECHNICAL DATA

The parties acknowledge their obligations to adhere to the United States export laws and regulations, such as Export Administration Regulations, International Traffic in Arms Regulations and regulations promulgated by the Office of Foreign Assets Control and the parties agree to adhere to such laws and regulations.

ARTICLE 26 — TAXES

GENZYME shall pay to DOW (a) any applicable sales, use, gross receipts, or value-added tax that is currently or hereafter imposed or increased as a result of, or measured by, the sales of Product, and (b) the amount of any and all governmental taxes, duties and/or charges of every kind, excluding any income tax imposed upon DOW, that is currently or hereafter imposed or increased, and which DOW may be required to pay with respect to the production, sale, disposal, or transportation of Product, or with respect to any material used in the manufacture thereof. GENZYME will cooperate with DOW in providing DOW with exemption certificates, if applicable, for the minimization of sales tax or other governmental taxes, duties, and/or charges to the extent permitted by law.

ARTICLE 27 — INDEPENDENT CONTRACTOR

DOW is an independent contractor, with all the attendant rights and liabilities, and not an agent or employee of GENZYME.  The relationship between DOW and GENZYME shall not constitute a partnership, joint venture or agency.  Any provision in this Agreement, or any action by GENZYME, which may appear to give GENZYME the right to direct or control DOW in performing under this Agreement means DOW shall follow the desires of GENZYME in results only.  Neither party shall have the authority to make any statements, representations or commitments of any kind, or take any action, which shall be binding on the other, without the prior written consent of the other party.

ARTICLE 28 — SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason, and to any extent, be held to be invalid or unenforceable under applicable law, such provision shall be deemed limited or modified to the extent necessary to make the same valid and enforceable under applicable law.  Any invalid or unenforceable provision shall be replaced with such new provision which shall allow the parties to achieve the intended economic result in a legally valid and effective manner.

ARTICLE 29 — NON-WAIVER OF DEFAULTS

Any failure by either party at any time to enforce or require strict keeping and performance of any of the terms or conditions of this Agreement shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way, or the right of either party at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.

ARTICLE 30 — CREDIT

If GENZYME fails to pay any invoice in accordance with the terms of this Agreement, DOW may defer shipments, alter payment terms or cancel this Agreement.  If GENZYME’s financial responsibility becomes unsatisfactory to DOW and DOW deems itself insecure, DOW may defer shipments, accelerate the due date and demand immediate payment on any outstanding invoice for Product, or may require cash payments or satisfactory security for future deliveries.  GENZYME agrees to pay all costs and expenses, including reasonable attorney’s fees, incurred by DOW in the collection of any sum payable by GENZYME to DOW, or in the exercise of any remedy.

ARTICLE 31 — GOVERNING LAW

The interpretation, validity and performance of this Agreement shall be governed by Delaware law, without regard to Delaware’s conflict-of-law rules.

ARTICLE 32 — HEADINGS

The headings used in this Agreement are for the convenience of the reader and are not intended to have any substantive meaning.

ARTICLE 33 — ENTIRE AGREEMENT; SURVIVAL

This Agreement constitutes the full understanding of the parties, and is a final, complete and exclusive statement of the terms and conditions of their agreement regarding the subject matter of this Agreement.  All representations, offers, and undertakings, of the parties made prior to the effective date of this Agreement are merged in this Agreement, [       ]*.  All amendments or modifications to this Agreement must be in writing, identified as an Amendment to this Agreement and signed by an authorized representative of each party.  All rights accruing to the parties prior to the termination or expiration of this Agreement shall survive its termination or expiration, including those right explicitly referenced herein.

ARTICLE 34 — ARBITRATION

34.1         Any Claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, the validity of the provisions of this Article 34, but excluding any Claim regarding technology or patents, shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association as amended and in effect January 1, 1990 (the “Rules”), except as such Rules are modified by this Article 34.

34.2         Any arbitration pursuant to this Article 34 shall occur before a panel of three (3) arbitrators.  Each of DOW and GENZYME shall select one arbitrator within thirty (30) days of the notice of arbitration.  The two arbitrators so selected then shall have thirty (30) days to select a third arbitrator from a list of potential arbitrators provided by the American Arbitration Association.  If the two arbitrators cannot select a third arbitrator within the thirty-day period, then the American Arbitration Association shall select the third arbitrator.  The third arbitrator, regardless of how selected, shall chair the arbitration panel.

34.3         Any arbitration pursuant to this Article 34 shall take place at the offices of the American Arbitration Association in New York, New York, or at such other offices in New York, New York, as the American Arbitration Association may stipulate.  The arbitration shall be in English.  Each party shall bear its respective costs (including travel

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

costs, witness and attorneys’ fees) relating to the arbitration.  Each party shall bear an equal portion of the actual arbitration costs including, but not limited to, arbitrator’s fees and administrative fees of the American Arbitration Association.

34.4         Not less than sixty (60) days from the date of any arbitration proceeding under this Article 34, each party will provide to the other a list of the witnesses that it intends to produce.  The other party, at its expense, shall have the opportunity to take the deposition of such witnesses prior to the arbitration.  In addition, not less than forty-five (45) days prior to the arbitration date, each party shall provide to the other copies of the evidence intended for use during the arbitration.  Not less than ten (10) days before the arbitration date, the parties may move the arbitration panel to exclude certain evidence, setting forth the grounds for such request.  The arbitrators shall decide on any such motions in accordance with applicable law.

34.5         The arbitrators shall issue a written opinion, setting forth their decision and its legal and factual basis.  The opinion of the arbitrators shall be binding upon the parties absent manifest error in the understanding of the facts or the interpretation of applicable law.

34.6         Anything in this Article 34 to the contrary notwithstanding, prior to initiating any arbitration, a party to this Agreement may seek an injunction, temporary restraining order, or other similar temporary relief, from a court of competent jurisdiction in order to protect the assets that are the subject of dispute.

The parties have caused this Agreement to be executed by their duly authorized representatives.

GENZYME CORPORATION		THE DOW CHEMICAL COMPANY

By:	/s/ Henri A. Termeer	By:	/s/ Andrew N. Liveris
Name:	Henri A. Termeer	Name:	Andrew N. Liveris
Title:	CEO	Title:	Chairman & CEO

SCHEDULE 1

[       ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 2

Part A

SEVELAMER CARBONATE

[       ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 2

Part B

[       ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.